Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Saia, Inc., a Delaware corporation (herein “Company” or “Saia”), has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its common stock, par value $0.001 per share (“Common Stock”).

This description of the Company’s Common Stock is based on Saia’s Amended and Restated Certificate of Incorporation (the “Articles”), amended and restated bylaws (“Bylaws”), and provisions of applicable Delaware law. The following description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of Saia’s Articles and Bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.

Authorized Capital

The Company’s authorized capital stock consists of 50,000,000 shares of Common Stock and 50,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Common Stock does not have cumulative voting rights.

Dividends

Subject to the rights of holders of Preferred Stock (if any), holders of Common Stock are entitled to receive dividends when, as and if declared by the Company’s Board of Directors out of funds legally available for that purpose. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Liquidation

In the event of any liquidation, dissolution or winding-up of the Company, subject to the rights of holders of Preferred Stock (if any), holders of Common Stock are entitled to receive the remaining assets available for distribution to stockholders.

No Preemptive or Similar Rights

Common Stock is not entitled to preemptive rights, conversion or other rights to subscribe for additional securities and there are no redemption or sinking fund provisions applicable to Common Stock.

Fully Paid and Non-assessable

All of the outstanding shares of Common Stock are fully paid and non-assessable.

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Listing

The Common Stock is traded on The Nasdaq Global Select Market under the trading symbol “SAIA.”

Transfer Agent and Registrar

The transfer agent and registrar for Common Stock is Computershare Trust Company, N.A.

Classified Board

The Company’s Articles and Bylaws provide that the number of the Board of Directors shall be divided into three classes. Stockholders elect the directors of each class for three-year terms upon the expiration of the current term of a respective class. Stockholders elect only one class of directors each year.

Advance Notice for Stockholder Proposals and Nominations

The Company’s Bylaws contain provisions requiring advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to Saia’s Board of Directors. A stockholder must give notice no later than the 90th day nor earlier than the 120th days before the one-year anniversary of the date on which Saia held its annual meeting of stockholders the previous year. The notice must contain the information required by the Bylaws, and the stockholder(s) and nominee(s) must comply with the other information requirements outlined in the Bylaws.

Limitations on Ability of Stockholders to Call a Special Meeting by Act or by Written Consent

Saia’s Articles and Bylaws provide that a special meeting of the stockholders may be called only by the Board of Directors pursuant to a resolution approved by a majority of the whole Board of Directors, the Chairman of the Board of Directors, or the Chief Executive Officer of the Company. Saia’s Articles and Bylaws also eliminate the ability of stockholders to take action by written consent.

Authorized But Unissued Shares

Saia may issue additional shares of Common Stock or Preferred Stock without stockholder approval, subject to applicable rules of The Nasdaq Stock Market LLC and Delaware law, for a variety of corporate purposes, including future public or private offerings to raise capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved Common Stock and Preferred Stock may enable the Company to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of the Company.

Supermajority Voting Requirements to Amend Saia’s Articles and Bylaws

Saia’s Articles and Bylaws include supermajority voting provisions that require the affirmative vote of two-thirds or more of the aggregate of all votes of all outstanding shares of capital stock entitled to vote generally in the election of directors to amend, alter, repeal or adopt any provision inconsistent with the provisions of Saia’s Articles or Bylaws relating to the advance notice for stockholder proposals and nominations, the right of stockholders to act by written consent or the ability of stockholders to call a special meeting, the election and removal of directors, and changes to the classified board structure.

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